SECURED PROMISSORY TERM NOTE

$1,500,000.00                                                                                         April 11, 2011

FOR VALUE RECEIVED, CC Tennessee Holdings, LLC, a Nevada limited liability company, and Care Choices of Tennessee, Inc., a Tennessee corporation (collectively, the "Borrowers") hereby jointly and severally promise to pay to the order of Citizens Bank, its successors and assigns (together "Lender") at 328 S. Saginaw Street, Flint, MI  48502, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of One Million Five Hundred Thousand and no/100 ($1,500,000.00) plus interest and all charges thereon as provided below, with principal payable as follows:

(a)	consecutive monthly installments of $41,667.00 commencing May 1, 2011 and continuing on the first day of each month thereafter until the indebtedness owing hereunder is paid in full;

(b)
an amount up to the lesser of (x) $500,000 or (y) any equity raised by American BioCare, Inc. ("Parent"), after the date hereof in excess of  $6,000,000.  The payments(s) must be made to Lender within five (5) Business Days after Parent raises any such additional equity.  For certainty, the first $6,000,000 of equity raised by Parent after the date hereof shall not be required to be used to pay principal on this Note and the aggregate amount required to be paid under subsections (b) and (c) shall not exceed $500,000; and

(c)
if the aggregate amount of $500,000 is not paid pursuant to (b) above on or before December 31, 2011, an installment on or before December 31, 2011, of $500,000, less any amounts paid pursuant to (b) above.

Notwithstanding anything in this Secured Promissory Term Note (this "Note") to the contrary, all principal, accrued but unpaid interest and all Expenses provided for in the Loan and Security Agreement dated as of April 11, 2011 between Lender and Borrowers (as the same has been and may be subsequently amended or restated from time to time, the "Loan Agreement") will be due and payable upon the acceleration of the maturity of this Note following the occurrence of an Event of Default. Capitalized terms not defined in this Note will have the meanings given in the Loan Agreement.

This Note is given in accordance with, and is subject to the terms and conditions of the Loan Agreement.  The indebtedness evidenced by this Note is secured by the Collateral and all other collateral granted Lender under and pursuant to the terms of the Loan Documents (and all agreements and documents referred to or incorporated therein) and all other collateral granted to Lender by the Borrowers at any time to secure any present or future obligations to Lender.

Interest will accrue on the unpaid principal balance of this Note as provided in the Loan Agreement.

Principal and interest due hereunder will be payable in lawful money of the United States of America.  The Borrowers agree to pay all reasonable costs of collection and enforcement of this Note including reasonable attorneys' fees and court costs, together with all Expenses provided for in the Loan Agreement.

The failure to make any payment when due under this Note or the occurrence of any Event of Default under the Loan Agreement will be deemed a default hereunder, and in any such event, the holder of this Note will be entitled to accelerate the maturity of the debt evidenced hereby and have all rights and remedies afforded by law or available under the Loan Documents.

All of the Borrowers and all endorsers hereby jointly and severally waive valuation and appraisement, presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, and expressly agree that the maturity of this Note, or any payment due under this Note, may be extended from time to time without in any way affecting the liability of the Borrowers or any endorsers.

This Note is governed by and will be construed according to the internal laws of Michigan.

THIS NOTE IS SUBJECT TO THE JURY TRIAL WAIVER CONTAINED IN THE LOAN AGREEMENT.

CC TENNESSEE HOLDINGS, LLC,	CARE CHOICES OF TENNESSEE, INC.,
a Nevada limited liability company	a Tennessee corporation
By:	American BioCare, Inc.,
its sole member

By:                                                              By:
Gary D. Lewis, Chairman and Chief                                                                           Gary D. Lewis, Vice President
Executive Officer